UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 1, 2007

Date of Report (Date of earliest event reported)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13948	62-1612879
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

100 North Point Center East, Suite 600
Alpharetta, Georgia		30022
(Address of principal executive offices)		(Zip code)

1-800-514-0186
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13c-4(c))

Item 2.05                                             Costs Associated with Exit or Disposal Activities.

Item 2.06                                             Material Impairments.

As previously stated in filings to the Securities and Exchange Commission on Forms 10-Q and 10-K, a downturn in demand for traditional tobacco-related paper products in western Europe and North America has resulted from a decrease in consumption of cigarettes in certain countries as caused by increased consumer taxes, regulations on the cigarette industry and relocation of cigarette production by our major customers. The reduced demand for our products has caused us to have continuing excess capacity and increased machine downtime. Additionally, the strengthening of the Brazilian real against the U.S. dollar has decreased our Brazilian unit’s profitability and cost competitiveness.

As a result of continuing evaluations of how to operate our worldwide production facilities more effectively given these business conditions, on October 1, 2007, we announced a three-part restructuring plan to reduce production capacity for tobacco-related papers in both France and the United States as well as reduce employment levels in Brazil. The restructuring plan objectives include the shut down of inefficient production capacity and the reduction of employment levels by approximately 300 people. These restructuring activities are expected to be completed in 2008. When combined with employment reductions of the previously announced restructuring activities being undertaken in France and the United States, Schweitzer-Mauduit’s worldwide workforce will have been reduced by approximately 600 people, or 16 percent, since January 2006.

We project incurring pre-tax restructuring expenses in the range of $27 - $30 million as a result of these actions, comprised of $12 - $13 million in cash expenses and $15 - $17 million in non-cash charges. The cash expenses are substantially all employee severance related costs while non-cash charges are primarily fixed asset impairment related charges. These costs will be recognized in our financial statements in accordance with the applicable accounting standards and will be disclosed in Schweitzer-Mauduit’s third quarter and subsequent quarterly earnings press releases and reports to the SEC on Form 10-Q and Form 10-K. Approximately $19 million of these projected restructuring expenses are expected to be recorded during the third quarter of 2007, with the balance continuing through the duration of the restructuring actions.

Combined with previously announced restructuring activities in France and the United Sates, restructuring expenses for Schweitzer-Mauduit from 2006 through 2008 are now expected to be in the range of $56 - $61 million, comprised of $34 - $36 million in cash amounts and $22 - $25 million in non-cash amounts.

Upon full implementation, the annual pre-tax benefits of these three restructuring activities announced today are estimated to be in the range of $9 - $11 million. Annual pre-tax benefits of restructuring activities, currently and previously announced, are now expected to total in the range of $21 - $23 million. We expect to realize substantial earnings improvement from these actions over time. However, the extent to which these benefits are actually realized in Schweitzer-Mauduit’s future earnings will depend on all of the various factors addressed in our Form 10-K that impact our business and financial results, as well as our ability to implement the restructuring as planned and achieve the projected levels of improvement.

In France, we initiated negotiations with the unions and the Work’s Council to restructure operations at our finished tipping paper facility, Papeteries de Malaucene. The restructuring actions in France include substituting base tipping paper supply from Schweitzer-Mauduit’s operation in Brazil and ceasing operation of the single base tipping paper machine at the Malaucene facility in addition to other streamlining activities. The ultimate projected finished tipping activity at the Malaucene facility is dependent upon retaining current sales volumes at competitive pricing levels. Meetings with the government entities, unions and the Work’s Council must be completed before the final amount of the restructuring expenses, timing and ongoing benefits of the targeted changes will be definitively known. However, employment reductions of approximately 70 people, or one-fourth of the current workforce at the Malaucene mill, are expected to occur over 12 months from approval of the restructuring plan. The restructuring activities associated with these plans are expected to result in significant cash severance payments as well as non-cash accelerated depreciation of fixed assets. The negotiation process is likely to span several months. The annual benefits of these restructuring actions are expected to be in the range of $3 - $4 million.

In the United States, we announced the planned shutdown, beginning in May 2008, of the Lee Mills facility located in Massachusetts. Despite largely successful restructuring activities undertaken at this facility in 2006 and to-date in 2007, the continued decline in North American demand for this location’s core product, base tipping paper, combined with the lack of successful development of more profitable commercial and industrial paper products and significant continuing inflation, have increased operating losses at this site. Further, Altria, the parent company of

Philip Morris USA, recently announced that it will cease operation of one of its two remaining U.S. facilities for manufacturing cigarettes and transfer significant production volume off-shore. This action by Altria will more significantly impact the Lee Mills than Schweitzer-Mauduit’s other U.S. facilities. Additionally, we previously announced that Kimberly-Clark Corporation gave notice to terminate by early 2008 an arrangement whereby a paper machine located at the Lee Mills is operated for the benefit of Kimberly-Clark Corporation, resulting in a further loss of production activity for this facility.

The combination of these events effectively prevents a return to profitable operations at the Lee Mills location. Instead, Schweitzer-Mauduit will transfer base tipping production to its Brazil facility and porous plug wrap production to its facilities in Ancram, New York and Quimperle, France and will discontinue the sale of the majority of commercial and industrial products currently produced at the Lee Mills. Employment reductions related to the mill closure will total approximately 170 people and begin in May 2008. The currently operating Lee Mills’ equipment to be shutdown includes 3 paper machines and related converting equipment and support operations. The restructuring expenses associated with these plans are expected to result in significant cash severance payments as well as non-cash impairment charges of plant and equipment. The annual benefits of the Lee Mills shutdown and transfer of production of certain products to other Schweitzer-Mauduit facilities are expected to total $5 - $6 million.

In Brazil, Schweitzer-Mauduit implemented an approximate 60 person, or 8 percent, workforce reduction in August 2007. The reductions were across all areas of our Brazilian operation and were intended to reduce costs at the facility. No equipment shutdowns occurred as a result of this action. The severance expenses associated with this action totaled $0.4 million and have been recognized during the third quarter of 2007. The annual benefit of these reductions totals approximately $1 million.

Financing of the approximate $12 - $13 million in total cash restructuring expenses can be fully secured through internally generated funds and Schweitzer-Mauduit’s existing bank credit facilities.

Despite the actions already announced, management continues to evaluate additional measures seeking to optimize the efficiency and cost competitiveness of our worldwide production facilities as demand for our tobacco-related papers continues to undergo volume and geographic changes.

Certain of the above statements regarding anticipated employee reductions, restructuring expenses, resulting benefits and the timing of those actions constitute “forward-looking statements.” For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that these forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause the estimated employee reductions, operating profit impacts and restructuring expenses to differ:  changes in economic or industry conditions; the outcome of the negotiation process with the French unions and Work’s Council; government action with respect to approval or modification of the Company’s French restructuring plans; issues arising from rationalization of operations; and other risks identified in our Securities and Exchange Commission reports and public announcements. We caution you not to put undue reliance on any forward-looking statement, and we undertake no obligation to update any forward-looking statements to reflect future events or developments.

On October 1, 2007, we issued a Press Release announcing our three-part restructuring plan to reduce production capacity for tobacco-related papers and the associated employment reductions, severance costs and asset impairment charges. The Press Release is attached hereto as Exhibit 99.1. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, or the Exchange Act, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference to such filings.

Item 9.01                                             Financial Statements and Exhibits.

(d) Exhibits

99.1     Press Release, dated October 1, 2007, of Schweitzer-Mauduit International, Inc.,  announcing a three-part restructuring plan to reduce production capacity for tobacco-related papers and the associated employment reductions, severance costs and asset impairment charges.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

	By:	/s/ Peter J. Thompson
Peter J. Thompson
Chief Financial Officer and Treasurer
Dated: October 1, 2007

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
Current Report on Form 8-K
Dated October 1, 2007

INDEX TO EXHIBITS

Exhibit No.	Description
99.1

Press Release, dated October 1, 2007, of Schweitzer-Mauduit International, Inc., announcing a three-part restructuring plan to reduce production capacity for tobacco-related papers and the associated employment reductions, severance costs and asset impairment charges.